ADVANCED COMMUNICATIONS GROUP, INC.
390 South Woods Mill Road, Suite 150, St. Louis, Missouri 63017, 314-205-8668

NEWS RELEASE

                   CONTACT:  Advanced Communications Group, Inc.
                             314/205-8668
                             James R. Altemus (Media/General)
                             David J. Gould (Financial Community)

    ADVANCED COMMUNICATIONS TARGETS COMPANY RESOURCES

ST. LOUIS (November 9, 1998) - The Board of Directors of Advanced Communications (NYSE: ADG) today announced actions that will enable the company to more profitably utilize its resources as it moves toward becoming a facilities based CLEC. These actions are intended to leverage the considerable assets molded together during the company's February 1998 initial public offering (IPO) to drive more profitable growth and create additional value for its shareowners. Richard O'Neal, the chief operating officer of the company's largest and most profitable operating group, has been appointed acting chief executive officer. James F. Cragg, who has propelled the company's access lines in service to over 100,000 since its IPO, has been appointed acting president and chief operating officer. As an outside director, Richard P. Anthony will remain chairman and concentrate on long range planning and local network installation.

Mr. O'Neal has been a director of the company and president of its directory services group since the company's IPO. Previously Mr. O'Neal founded Great Western Directories, Inc., one of the nation's largest independent publishers of yellow pages, which was acquired by Advanced Communications simultaneously with its IPO. The directory services operations will continue to report to O'Neal. James F. Cragg has served as executive vice president, sales and marketing and a director of the company since December 1997. As acting president and chief operating officer, Mr. Cragg has responsibility for the entire telecommunications operations and reports to O'Neal.

Additionally, Mr. Rod Cutsinger, founder of the company, rejoins the board increasing the number of directors to twelve. Mr. Cutsinger also joins Robert Benton, Marvin Moses and Richard O'Neal on the board's executive committee of which Mr. O'Neal is chairman.



                                 5